November 18, 1998


TIP Funds
One Freedom Valley Drive
Oaks, Pennsylvania 19456

TIP Institutional Funds
One Freedom Valley Drive
Oaks, Pennsylvania 19456

Re: AGREEMENT AND PLAN OF REORGANIZATION BY AND BETWEEN TIP INSTITUTIONAL FUNDS AND TIP FUNDS, ON BEHALF OF ITS TIP TARGET SELECT EQUITY FUNDS AND PENN CAPITAL SELECT FINANCIAL SERVICES FUNDS, ON BEHALF OF ITS PREMIER CORE EQUITY AND GLOBAL FINANCIAL SERVICES FUNDS

Ladies and Gentlemen:

We have acted as counsel to TIP Institutional Funds, a Delaware business trust, in connection with the execution and delivery of the draft Agreement and Plan of Reorganization (the "Agreement"), dated as of November 6, 1998, by TIP Institutional Funds, on behalf of its Premier Core Equity and Global Financial Services Funds, relating to the transfer of all the assets and liabilities of the TIP Funds TIP Target Select Equity and Penn Capital Financial Services Funds (the "Acquired Portfolios"), in exchange for shares of the Premier Core Equity Fund and Global Financial Services Fund (the "Acquiring Portfolios") followed by the distribution of such Shares (the "Acquiring Portfolios' Shares") to the holders of shares of the Acquired Portfolio ("Acquired Portfolios' Shares") in exchange for such Acquired Portfolios' Shares in complete liquidation of such Acquired Portfolios (the "Reorganization"), pursuant to the Agreement. This opinion letter is delivered to you pursuant to Section 8(e) of the Agreement. Capitalized terms used but not defined herein shall have the meanings assigned to them in the Agreement.


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Morgan, Lewis & Bockius LLP
November 18, 1998
Page 2

In connection with this opinion, we have examined and are familiar with originals or copies, certified or otherwise identified to our satisfaction, of
(i) the Agreement, and (ii) such other documents as we have deemed necessary or appropriate in order to enable us to render the opinion below. In our examination, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed or photostatic copies and the authenticity of the originals of such copies. Our opinion is based in part on the facts set forth below. We have not undertaken an independent investigation or verification of these facts or of the information set forth either in the aforementioned documents or in other documents that we have reviewed.

     1. The Reorganization will be consummated in compliance with the material terms of the Agreement, and none of the material terms and conditions therein have been waived or modified and neither party has any plan or intention to waive or modify any such material condition.

     2. The fair market value of the Acquiring Portfolios' Shares to be received by each shareholder of the Acquired Portfolios in the Reorganization will be approximately equal to the fair market value of the shares in the Acquired Portfolios surrendered and exchanged therefor.

     3. To the knowledge of the Acquired Portfolios there is no plan or intention on the part of any shareholder of the Acquired Portfolios to sell, exchange or otherwise dispose of a number of Shares received in the transaction that would reduce the number of Acquiring Portfolios' Shares held by the shareholders of the Acquired Portfolios to a number of shares having a value, as of the date of the Reorganization equal to less than 50 percent of the value of all the formerly outstanding Acquired Portfolios' Shares.

     4. No consideration other than the Acquiring Portfolios' Shares and the assumption by the Acquiring Portfolios of the stated liabilities of the Acquired Portfolios will be issued in exchange for shares of common stock in the Acquired Portfolios in the Reorganization.

     5. The Acquiring Portfolios have no plan or intention to sell additional shares of beneficial interest in the Acquiring Portfolios or to redeem or otherwise reacquire any of the Acquiring Portfolios' Shares issued in the Reorganization other than in the ordinary course of their business as regulated investment companies.


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Morgan, Lewis & Bockius LLP
November 18, 1998
Page 3


     6. The Acquiring Portfolios have no plan or intention to sell or otherwise dispose of any of the Acquired Portfolios' assets to be acquired by them in the Reorganization except for dispositions made in the ordinary course of their business as regulated investment companies.

     7. Following the Reorganization, the Acquiring Portfolios will continue the historic business of the Acquired Portfolios or use a significant portion of the Acquired Portfolios' assets in their business.

     8. Immediately following consummation of the Reorganization, the Acquiring Portfolios will possess the same liabilities as those possessed by the Acquired Portfolios immediately prior to the Reorganization. The fair market value of the assets of the Acquired Portfolios acquired by the Acquiring Portfolios will exceed the liabilities of the Acquired Portfolios assumed by the Acquiring Portfolios plus the amount of liabilities, if any, to which the acquired assets are subject.

     9. There is no intercorporate indebtedness existing between the Acquiring Portfolios and the Acquired Portfolios that was issued, acquired, or will be settled at a discount.

     10. The Acquiring Portfolios will meet the requirements of Subchapter M of the Internal Revenue Code of 1986 for qualification and treatment as regulated investment companies.

     11. The Acquiring Portfolios do not own nor will they acquire prior to the consummation of the Reorganization any shares of common stock in the Acquired Portfolios.

Our opinion summarizes certain Federal income tax consequences of the Reorganization to holders of shares in the Acquired Portfolios (individually, a "Shareholder" and, collectively, the "Shareholders"). Our opinion does not address all aspects of Federal income taxation that may be relevant to particular Shareholders and may not be applicable to Shareholders who are not citizens or residents of the United States. Further, our opinion does not address the effect of any applicable foreign, state, local or other tax laws.


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Morgan, Lewis & Bockius LLP
November 18, 1998
Page 4

In rendering our opinion, we have considered the applicable provisions of the Internal Revenue Code of 1986 (the "Code"), Treasury Regulations, pertinent judicial authorities, interpretive rulings of the Internal Revenue Service and such other authorities as we have considered relevant.

Based upon and subject to the foregoing, we are of the opinion that the Reorganization will, under current law, constitute a tax-free reorganization under Section 368(a) of the Code, and that the Acquired Portfolios and Acquiring Portfolios will each be a party to the reorganization within the meaning of
Section 368(b) of the Code.

The Reorganization, as a tax-free reorganization, will have the following Federal income tax consequences for the Shareholders, the Acquired Portfolios and the Acquiring Portfolios:

     1. No gain or loss will be recognized to the Acquired Portfolios upon the transfer of their assets in exchange solely for the Acquiring Portfolios Shares and the assumption by the Acquiring Portfolios of the Acquired Portfolios' stated liabilities;

     2. No gain or loss will be recognized to the Acquiring Portfolios on their receipt of the Acquired Portfolios' assets in exchange for the Acquiring Portfolios' Shares and the assumption by the Acquiring Portfolios of the Acquired Portfolios' liabilities;

     3. The basis of an Acquired Portfolio's assets in the Acquiring Portfolios' hands will be the same as the basis of those assets in the Acquired Portfolios' hands immediately before the conversion;

     4. The Acquiring Portfolios' holding period for the assets transferred to the Acquiring Portfolios by the Acquired Portfolios will include the holding period of those assets in the Acquired Portfolios' hands immediately before the conversion;

     5. No gain or loss will be recognized to the Acquired Portfolios on the distribution of the Acquiring Portfolios' Shares to the Acquired Portfolios' shareholders in exchange for its Acquired Portfolios' Shares;

     6. No gain or loss will be recognized to the Acquired Portfolios' shareholders as a result of the Acquired Portfolios' distribution of


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Morgan, Lewis & Bockius LLP
November 18, 1998
Page 5


          Acquiring Portfolios' Shares to the Acquired Portfolios' shareholders in exchange for the Acquired Portfolios' shareholders' Acquired Portfolios' Shares;

     7. The basis of the Acquiring Portfolios' Shares received by the Acquired Portfolios' shareholders will be the same as the adjusted basis of that Acquired Portfolios' shareholders' Acquired Portfolios' Shares surrendered in exchange therefor; and

     8. The holding period of the Acquiring Portfolios' Shares received by the Acquired Portfolios' shareholders will include the Acquired Portfolios' shareholders' holding period for the Acquired Portfolios' shareholders' Acquired Portfolios' Shares surrendered in exchange therefor, provided that said Acquired Portfolios' Shares were held as capital assets on the date of the conversion.

Except as set forth above, we express no opinion as to the tax consequences to any party, whether Federal, state, local or foreign, of the Reorganization or the Agreement or of any transactions related to the Reorganization or the Agreement or contemplated by the Reorganization or the Agreement. This opinion is being furnished to you on behalf of the Acquired Portfolios in connection with the Reorganization and the Agreement and solely for your benefit in connection therewith and may not be used or relied upon for any other purpose and may not be circulated, quoted or otherwise referred to for any other purpose without our express written consent.

Very truly yours,

/s/ Morgan, Lewis & Bockius LLP